Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Gushan Environmental Energy Limited:

We consent to the incorporation by reference in the registration statement (No. 333-159571) on Form S-8 of Gushan Environmental Energy Limited of our reports dated June 20, 2011, with respect to the consolidated balance sheets of Gushan Environmental Energy Limited as of December 31, 2009 and 2010, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 20-F of Gushan Environmental Energy Limited and to the reference to our firm under the heading “Selected Financial Data” in the annual report.

Our report dated June 20, 2011 on the effectiveness of internal control over financial reporting as of December 31, 2010, contains an explanatory paragraph that states Gushan Environmental Energy Limited acquired Mianyang Jin Xin Copper Company Ltd. (“Jin Xin”) during 2010 and management excluded from its assessment of the effectiveness of Gushan Environmental Energy Limited’s internal control over financial reporting as of December 31, 2010, Jin Xin’s internal control over financial reporting associated with total assets of RMB295,973,000 and total revenues of RMB205,059,000 included in the consolidated financial statements of Gushan Environmental Energy Limited as of and for the year ended December 31, 2010. Our audit of internal control over financial reporting of Gushan Environmental Energy Limited also excluded an evaluation of the internal control over financial reporting of Jin Xin.

/s/ KPMG

KPMG
Hong Kong, China

June 20, 2011